Exhibit 99.1

OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

Mary Jensen, Vice President – Investor Relations 323.860.7485 or mjensen@ofsmanagement.com

OFS CAPITAL CORPORATION ADVANCES

DROP-DOWN PLAN FOR SBIC FUND

ROLLING MEADOWS, Illinois—July 29, 2013— OFS Capital Corporation (NASDAQ:OFS), a business development company (BDC), announced today that it has submitted documentation to the U.S. Small Business Administration (SBA) in connection with the Company’s plan to convert its investment in Tamarix Capital Partners, L.P., a small business investment company fund (SBIC Fund), into a wholly-owned subsidiary of OFS Capital.

“This submission is a crucial step in our process of converting the SBIC Fund into a wholly-owned subsidiary,” stated Glenn Pittson, Chairman and Chief Executive Officer for OFS Capital. “We intend to scale the SBIC Fund’s size to the statutory maximum of $225 million, which includes $75 million of equity capital and access to up to $150 million of SBA debentures, in order to meet the continued demand for capital by small businesses.”

Currently, OFS Capital owns approximately 67.5% of the limited partnership interests of the SBIC Fund and has reached an agreement to acquire all of the remaining limited partnership interests. Third-party commitments total approximately $11 million, with less than half of those commitments presently funded. OFS Capital also intends to acquire all of the membership interests in Tamarix Capital G.P. LLC, the SBIC Fund’s general partner, as well as retain the services of the entire Tamarix investment team. Acquiring the limited partnership interests in the SBIC Fund and the membership interests in the General Partner requires SBA approval. There can be no assurance as to whether, or when, the SBA will grant this approval.

Additionally, OFS Capital has filed an application for exemptive relief with the U.S. Securities and Exchange Commission (SEC) which, if granted, would provide additional flexibility by allowing OFS Capital to exclude all SBA debentures held at the SBIC Fund from its asset coverage ratio. There can be no assurance as to whether, or when, the SEC will grant the exemptive relief requested.

Additional information regarding these submissions has been filed on Form 8-K with the SEC and may be obtained from the investor relations section of OFS Capital’s website at www.ofscapital.com.

OFS CAPITAL CORPORATION

ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company (“BDC”). OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments. OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes including senior secured, unitranche, second-lien and mezzanine loans and, to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict. Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance. All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

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